Exhibit 10.3

PROMISSORY NOTE

Dated as of June 1, 2009

By

Atlas Pipeline Holdings, L.P.,

the Issuer,

Issued to

Atlas America, Inc.,

the Holder

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY JURISDICTION. THIS NOTE MAY NOT BE OFFERED, SOLD, HYPOTHECATED, GIVEN, BEQUEATHED, TRANSFERRED, ASSIGNED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF (“TRANSFERRED”) EXCEPT PURSUANT TO (I) A REGISTRATION STATEMENT WITH RESPECT TO THIS NOTE THAT IS EFFECTIVE UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAW, OR (II) ANY EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAW RELATING TO THE DISPOSITION OF SECURITIES, PROVIDED THAT AN OPINION OF COUNSEL IS FURNISHED TO THE COMPANY, TO THE EXTENT REASONABLY REQUESTED BY THE COMPANY, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND/OR APPLICABLE STATE SECURITIES LAW IS AVAILABLE.

THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATED IN RIGHT OF PAYMENT TO ALL INDEBTEDNESS UNDER AND AS DEFINED IN THAT CERTAIN REVOLVING CREDIT AGREEMENT DATED AS OF JULY 26, 2006, AS AMENDED, AMONG THE ISSUER, ATLAS PIPELINE PARTNERS GP, LLC, THE FINANCIAL INSTITUTIONS PARTY THERETO AS SENIOR CREDITORS, AND WACHOVIA BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT (IN SUCH CAPACITY, THE “ADMINISTRATIVE AGENT”). THE SUBORDINATION OF THIS NOTE IS MADE PURSUANT TO, AND IS SUBJECT TO THE PROVISIONS OF, THE GUARANTY, SUBORDINATION AND CASH COLLATERAL AGREEMENT DATED AS OF JUNE 1, 2009 BETWEEN THE HOLDER AND THE ADMINISTRATIVE AGENT.

$15,000,000	New York, New York
June 1, 2009

ATLAS PIPELINE HOLDINGS, L.P.

Promissory Note

Atlas Pipeline Holdings, L.P., a Delaware limited partnership (the “Issuer”), hereby unconditionally promises to pay to the order of Atlas America, Inc., a Delaware corporation (including assigns, the “Holder”), the principal amount of FIFTEEN MILLION U.S. Dollars (U.S. $15,000,000), as such amount may be increased or decreased according to the terms hereof, together with interest from the date hereof on the unpaid principal balances as set forth herein until the principal amount is paid in full at the rate or rates of interest set forth herein. The principal amount of this Note is payable in full on the Maturity Date. Certain capitalized terms used herein without definition shall have the meanings assigned to them in Article 7 hereof. This Note is issued in accordance with and subject to the following terms and conditions:

ARTICLE I

PRINCIPAL AND INTEREST

Section 1.1. Principal and Interest.

(a) On the Maturity Date, the Issuer shall pay to the order of the Holder an amount equal to the aggregate principal amount of this Note outstanding on the Maturity Date, plus accrued and unpaid interest thereon.

(b) Interest shall be payable quarterly, in arrears, on each January 1, April 1, July 1 and October 1 after the issuance of this Note (the “Interest Payment Dates”). Interest shall accrue on the unpaid principal amount of this Note at the rate of 12% per annum (the “Applicable Rate”) from the Closing Date, or from the most recent Quarterly Date for which the applicable interest payment has been made, until the principal amount of this Note is paid in full; provided that, prior to the Maturity Date, interest shall be payable entirely by accruing such interest and adding it to the principal amount of this Note on the applicable Interest Payment Date (“PIK Interest”). Interest on this Note shall be computed on the basis of a 360-day year composed of twelve
30-day months.

(c) If a date for payment of principal or interest is a not on a Business Day, payment shall be made on the next succeeding day that is a Business Day, and interest shall accrue for the intervening period.

(d) The Issuer will pay principal and interest (other than any PIK Interest, which shall be payable as set forth in
Section 1.1(a)) in money of the United States that at the time of payment is legal tender for payment of public and private debts in immediately available funds (without any counterclaim, setoff, recoupment or deduction whatsoever, and free and clear of, and without any withholding or deduction for or on account of, any present or future taxes, levies, imports, duties, charges or fees of any nature) and by wire transfer to a U.S. dollar account maintained by the Holder with a bank in the United States designated in writing by the Holder. All payments of interest and principal in respect of this Note shall be made on the due date thereof no later than 3:00 p.m., New York, New York time. Any payment received by the Holder after 3:00 p.m., New York, New York time, on any day, will be deemed to have been received on the following Business Day.

(e) The Issuer agrees that, to the extent the Issuer makes a payment or payments hereunder which payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to the Issuer or its successors under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the obligations, or part thereof, under this Note that have been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.

(f) To the extent lawful, the Issuer shall pay interest on (i) overdue principal and (ii) overdue installments (without regard to any applicable grace period or payment blockage) of interest, in each case at a rate equal to the Applicable Rate plus 2% per annum, compounded quarterly.

ARTICLE II

TAXES

Section 2.1. Payments Free and Clear. Any and all payments by the Issuer hereunder shall be made, in accordance with Section 1.1(d), free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of the Holder, taxes imposed on its income, and franchise or similar taxes imposed on it, by (i) any jurisdiction (or political subdivision thereof) of which the Holder is a citizen or resident, (ii) the jurisdiction (or any political subdivision thereof) in which the Holder is organized, or (iii) any jurisdiction (or political subdivision thereof) in which the Holder is presently doing business which taxes are imposed solely as a result of doing business in such jurisdiction (all such non excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Issuer shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Holder, (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.1) the Holder shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Issuer shall make such deductions and (iii) the Issuer shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law.

Section 2.2. Other Taxes. In addition, to the fullest extent permitted by applicable law, the Issuer agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Note (hereinafter referred to as “Other Taxes”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Issuer represents and warrants to the Holder that:

Section 3.1. Corporate Existence. The Issuer: (i) is a limited partnership duly organized, formed, legally existing and in good standing under the laws of the jurisdiction of its formation; (ii) has all requisite organizational power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

Section 3.2. Financial Condition. The audited consolidated balance sheet of the Issuer and its Consolidated Subsidiaries as at December 31, 2008, the related consolidated statement of income, partners’ equity and cash flow of the Issuer and its Consolidated Subsidiaries for the fiscal year ended on said date, in each case including, on a consolidated basis, Atlas Pipeline Partners and its consolidated subsidiaries, heretofore furnished to the Holder, are complete and correct and fairly present the consolidated financial condition of the Issuer and its Consolidated Subsidiaries including, on a consolidated basis, Atlas Pipeline Partners and its consolidated subsidiaries, as at said date and the results of its operations for the fiscal year on said date, all in accordance with GAAP, as applied on a consistent basis. Except as reflected or referred to in such Financial Statements or the unaudited financial statements of the Issuer as at March 31, 2009, neither the Issuer, nor APL General Partner, nor any Subsidiary of the Issuer has on the Closing Date any material Debt, contingent liabilities, liabilities for taxes, unusual forward or long term commitments or unrealized or anticipated losses from any unfavorable commitments. Since the date of the Financial Statements, neither the business nor the Properties of the Issuer, or any Subsidiary, including Atlas Pipeline Partners and its consolidated subsidiaries, have been materially and adversely affected.

Section 3.3. Litigation. There is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending or, to the knowledge of the Issuer, threatened against or affecting the Issuer or any Subsidiary which involves the possibility of any judgment or liability against the Issuer or any Subsidiary not fully covered by insurance (except for normal deductibles), and which would have a Material Adverse Effect.

Section 3.4. No Breach. Neither the execution and delivery of this Note, nor compliance with the terms and provisions hereof, will conflict with or result in a breach of, or require any consent which has not been obtained as of the Closing Date under, the respective charter, limited partnership agreement, articles of organization or by-laws of the Issuer or any Subsidiary, or any Governmental Requirement, or any agreement or instrument to which the Issuer or any Subsidiary is a party or by which it is bound or to which it or its Properties are subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Issuer or any Subsidiary pursuant to the terms of any such agreement or instrument.

Section 3.5. Authority. The Issuer has all necessary organizational power and authority to execute, deliver and perform its obligations under this Note; and the execution, delivery and performance by the Issuer of the Note have been duly authorized by all necessary organizational action on its part; and the Note constitutes the legal, valid and binding obligations of the Issuer, enforceable in accordance with its terms.

Section 3.6. Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any other Person are necessary for the execution, delivery or performance by the Issuer of the Note or for the validity or enforceability thereof.

Section 3.7. Use of Proceeds. The proceeds of the Note shall be used to repay Indebtedness (as defined in the Credit Agreement) outstanding under the Credit Agreement. The Issuer is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Margin Regulations) and no part of the proceeds of the Note will be used to buy or carry any margin stock.

Section 3.8. ERISA.

(a) The Issuer, each Subsidiary and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b) Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c) No act, omission or transaction has occurred which could result in imposition on the Issuer, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to section 502(c), (i) or (1) of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d) No contingent obligations remain due to the termination of any Plan (other than a defined contribution plan) or any trust created under any such Plan since September 2, 1974. The only Plan that has been terminated was for The Atlas Group, Inc. No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Issuer, any Subsidiary or any ERISA Affiliate has been or is expected by the Issuer, any Subsidiary or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred.

(e) Full payment when due has been made of all amounts which the Issuer, any Subsidiary or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.

(f) The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the Issuer’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(g) None of the Issuer, any Subsidiary or any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(l) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Issuer, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.

(h) None of the Issuer, any Subsidiary or any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the preceding six calendar years, sponsored, maintained or contributed to, any Multiemployer Plan.

(i) None of the Issuer, any Subsidiary or any ERISA Affiliate is required to provide security under section 401 (a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

Section 3.9. Taxes. Except as set forth on Schedule 3.09, the Issuer and its Subsidiaries have filed all United States federal income tax returns and all other tax returns which are required to be filed by them, or otherwise obtained appropriate extensions to file, and have paid all material taxes due pursuant to such returns or pursuant to any assessment received by the Issuer or any Subsidiary, except such taxes that are being contested in good faith by appropriate proceedings and for which the Issuer or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Issuer and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Issuer, adequate. No tax lien has been filed and, to the knowledge of the Issuer, no claim is being asserted with respect to any such tax, fee or other charge.

Section 3.10. Titles, etc. Except as otherwise set forth on Schedule 3.10:

(a) The Issuer has good, sufficient and clear title to its material Properties, free and clear of all adverse possession or abandonment claims and Liens, except Excepted Liens.

(b) All leases, rights of way, permits, licenses and agreements necessary for the conduct of the business of the Issuer are valid and subsisting, in full force and effect and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease rights of way, permits, licenses, which would affect in any material respect the conduct of the business of the Issuer.

(c) The rights, Properties and other assets presently owned, leased or licensed by the Issuer, including, without limitation, all easements and rights of way, include all rights, Properties and other assets necessary to permit the Issuer to conduct its business in all material respects in the same manner as its business has been conducted prior to the Closing Date.

(d) All of the assets and Properties of the Issuer which are reasonably necessary for the operation of its business are in good working condition and are maintained in accordance with prudent business standards.

Section 3.11. No Material Misstatements. To the Issuer’s knowledge, (i) no written information, statement, exhibit, certificate, document or report (not including financial projections referred to in clause (ii)) furnished to the Holder in connection with the negotiation of this Note contains any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading in the light of the circumstances in which made and (ii) all financial projections concerning the Issuer and its Subsidiaries furnished to the Holder have been prepared in good faith based upon reasonable assumptions. There is no fact peculiar to the Issuer which has a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Note or the other documents, certificates and statements furnished to the Holder by or on behalf of the Issuer prior to, or on, the Closing Date in connection with the transactions contemplated hereby.

Section 3.12. Investment Company Act. The Issuer is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.13. Capitalization of General Partner and Subsidiaries.

(a) To the Issuer’s knowledge, all issued and outstanding membership units of the General Partner have been validly issued and are fully paid and nonassessable and are owned by and issued to the Persons shown on Schedule 3.13 attached hereto.

(b) Neither the Issuer nor any Subsidiary of the Issuer owns directly or indirectly any capital stock, membership interest or partnership interest of any other Person, other than the Issuer’s ownership of the Subsidiaries described on Schedule 3.13. The Issuer and each Subsidiary of the Issuer has good and marketable title to all securities of the Subsidiaries issued to it, free and clear of all liens and encumbrances, and all such securities have been duly and validly issued and are fully paid and nonassessable. The authorized securities and ownership of the Subsidiaries of the Issuer is as shown on Schedule 3.13 attached hereto and made a part hereof. There are no Subsidiaries of the Issuer other than as disclosed on Schedule 3.13.

Section 3.14. Location of Business and Offices. The Issuer’s principal place of business and chief executive offices are located at the address stated on the signature page of this Note.

Section 3.15. Defaults under Material Agreements. The Issuer is not in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under any Material Agreement to which the Issuer or any Subsidiary is a party or by which the Issuer or any Subsidiary is bound. No Default hereunder has occurred and is continuing.

Section 3.16. Environmental Matters. Except as would not have a Material Adverse Effect (or with respect to clauses (c), (d) and (e) below, where the failure to take such actions would not have a Material Adverse Effect):

(a) Neither any Property of the Issuer or its Subsidiaries nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws;

(b) Without limitation of clause (a) above, no Property of the Issuer or its Subsidiaries nor the operations currently conducted thereon or, to the best knowledge of the Company, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws;

(c) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Issuer or any of its Subsidiaries, including without limitation past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed, and the Issuer and its Subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

(d) All hazardous substances, solid waste, and oil and gas exploration and production wastes, if any, generated at any and all Property of the Issuer or its Subsidiaries have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the best knowledge of the Issuer, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

(e) The Issuer and its Subsidiaries have taken all steps reasonably necessary to determine and have determined that no hazardous substances, solid waste, or oil and gas exploration and production wastes, have been disposed of or otherwise released and there has been no threatened release of any hazardous substances on or to any Property of the Issuer or its Subsidiaries except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment; and

(f) None of the Issuer or its Subsidiaries has any known contingent liability in connection with any release or threatened release of any oil, hazardous substance or solid waste into the environment.

Section 3.17. Compliance with Laws. None of the Issuer or its Subsidiaries has violated any Governmental Requirement or failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of any of its Properties or the conduct of its business, which violation or failure would have (in the event such violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect. Except for such acts or failures to act as would not have a Material Adverse Effect, the Properties of the Issuer (and properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all applicable laws and all rules, regulations and orders of all duly constituted authorities having jurisdiction and in conformity with the provisions of all leases, subleases or other contracts comprising a part of and forming a part of the Properties.

Section 3.18. Insurance. Schedule 3.18 attached hereto contains an accurate and complete description of all material policies of fire, liability, workers’ compensation and other forms of insurance owned or held by the Issuer. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the closing have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and of all agreements to which the Issuer is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business for the assets and operations of the Issuer; will remain in full force and effect through the respective dates set forth in Schedule 3.18 without the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Schedule 3.18 identifies all material risks, if any, which the Issuer and its general partner or sole member has designated as being self-insured. The Issuer has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited below usual and customary policy limits, by an insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years.

Section 3.19. Hedging Agreements. Schedule 3.19 sets forth, as of the Closing Date, a true and complete list of all Hedging Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Issuer, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counter party to each such agreement.

Section 3.20. Restrictions on Liens. The Issuer is not a party to any agreement or arrangement (other than this Note, the Credit Agreement and the security instruments executed pursuant to the Credit Agreement), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to other Persons on or in respect of their respective assets or Properties.

Section 3.21. Material Agreements. Set forth on Schedule 3.21 is a complete list of all agreements, indentures, purchase agreements, obligations in respect of letters of credit, guarantees, partnership agreements, limited liability company agreements, other organizational documents, joint venture agreements, and other instruments that (i) are material to the Issuer’s business, activities, and operation or ownership of the Issuer’s Property in effect or to be in effect as of the Closing Date (other than the Hedging Agreements set forth on Schedule 3.19) or (ii) provide for, evidence, secure or otherwise relate to any Debt of the Issuer and all obligations of the Issuer to issuers of surety or appeal bonds issued for account of the Issuer (the agreements referenced in clauses (i) and (ii) hereto, collectively, the “Material Agreements”). Upon request by the Holder, the Issuer shall deliver, or caused to be delivered, to the Holder a complete and correct copy of all such Material Agreements.

Section 3.22. Solvency. The Issuer and its Subsidiaries individually and on a consolidated basis are not insolvent as such term is used and defined in the United States Bankruptcy Code.

ARTICLE IV

AFFIRMATIVE COVENANTS

The Issuer covenants and agrees that, until payment in full of all amounts due and payable by the Issuer hereunder:

Section 4.1. Reporting Requirements. The Issuer shall deliver, or shall cause to be delivered, to the Holder (it being agreed that the Issuer shall not be obligated to deliver the items specified in Section 4.1(a) or 4.1(b) if such items are included in a public filing with the SEC on or prior to the date that such items would otherwise be required to be delivered under this Note):

(a) Annual Financial Statements. As soon as available and in any event within ten (10) days after the Issuer is required to file the same with the SEC, the audited consolidated and consolidating statements of income, partners’ equity, changes in financial position and cash flow for each of the Issuer and its Consolidated Subsidiaries for such fiscal year, and the related consolidated and consolidating balance sheets of the Issuer and its Consolidated Subsidiaries as at the end of such fiscal year, and setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by the related opinion of independent public accountants of recognized national standing acceptable to the Holder which opinion shall state that said financial statements fairly present the consolidated and consolidating financial condition and results of operations of the Issuer and its Consolidated Subsidiaries as at the end of, and for, such fiscal year and that such financial statements have been prepared in accordance with GAAP, except for such changes in such principles with which the independent public accountants shall have concurred and such opinion shall not contain a “going concern” or like qualification or exception, but shall contain a certification stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default; provided, however, references in this Section 4.1(a) and in Section 4.1(b) to Consolidated Subsidiaries shall include, on a Consolidated basis, Atlas Pipeline Partners and its Consolidated Subsidiaries.

(b) Quarterly Financial Statements. As soon as available and in any event within twenty-five (25) days after any the Issuer is required to file the same with the SEC, for of each of the first three fiscal quarterly periods of each of its fiscal year for the Issuer and its Consolidated Subsidiaries, consolidated and consolidating statements of income, partners’ equity, changes in financial position and cash flow of the Issuer and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated and consolidating balance sheets as at the end of such period, and setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by the certificate of a Responsible Officer, which certificate shall state that said financial statements fairly present the consolidated and consolidating financial condition and results of operations of the Issuer and its Consolidated Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year end audit adjustments).

(c) Notice of Default, Etc. Promptly after the Issuer knows that any Default or Event of Default has occurred, a notice of such Default or Event of Default, describing the same in reasonable detail and the action the Issuer proposes to take with respect thereto.

(d) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Issuer by independent accountants in connection with any annual, interim or special audit made by them of the books of the Issuer and its Subsidiaries, and a copy of any response by the Issuer, or the general partner or sole member of the Issuer, to such letter or report.

(e) SEC Filings, Etc. Promptly upon its becoming available, each financial statement, report, notice or proxy statement sent by the Issuer to its unitholders generally and each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters) in respect thereof filed by the Issuer with or received by the Issuer in connection therewith from any securities exchange or the SEC or any successor agency.

(f) Hedging Agreements. As soon as available and in any event within fifteen (15) Business Days after the last day of each fiscal quarter, a report, in form and substance satisfactory to the Holder, setting forth as of the last Business Day of such fiscal quarter a true and complete list of all Hedging Agreements of the Issuer, the material terms thereof (including the type, term, effective date, termination date and notional amounts), the net mark to market value therefor, any new credit support agreements relating thereto not listed on Schedule 3.19, any margin required or supplied under any credit support document, and the counter party to each such agreement.

(g) Other Matters. From time to time such other information regarding the business, affairs or financial condition of the Issuer (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as the Holder may reasonably request.

(h) Compliance Certificate. The Issuer will furnish to the Holder, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate substantially in the form of Exhibit A executed by a Responsible Officer certifying as to the matters set forth therein and stating that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail).

Section 4.2. Litigation. The Issuer shall promptly give to the Holder notice of any litigation or proceeding against or adversely affecting the Issuer in which the amount claimed exceeds Five Hundred Thousand Dollars ($500,000) or an aggregate of claims in excess of One Million Dollars ($1,000,000) and is not otherwise covered in full by insurance (subject to normal and customary deductibles and for which the insurer has not assumed the defense), or in which injunctive or similar relief is sought. The Issuer will promptly notify the Holder of any claim, judgment, Lien or other encumbrance affecting any Property of the Holder or any Subsidiary if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed Five Hundred Thousand Dollars ($500,000) or an aggregate of such claims in excess of One Million Dollars ($1,000,000).

Section 4.3. Maintenance, Etc.

(a) Generally. Except as permitted under Section 5.09, the Issuer shall preserve and maintain its organization existence and all of its material rights, privileges and franchises; keep books of record and account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities; comply with all Governmental Requirements if failure to comply with such requirements will have a Material Adverse Effect; pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; upon reasonable notice, permit representatives of the Holder, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Holder; and keep, or cause to be kept, insured by financially sound and reputable insurers all Property of a character usually insured by Persons engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such Persons and carry such other insurance as is usually carried by such Persons including, without limitation, environmental risk insurance to the extent reasonably available.

(b) Proof of Insurance. Contemporaneously with the delivery of the financial statements required by Section 3.01(a) to be delivered for each year, the Issuer will furnish or cause to be furnished to the Holder a certificate of insurance coverage from the insurer in form and substance satisfactory to the Holder listing Holder as “loss payee” and “additional insured” and, if requested, will furnish the Holder copies of the applicable policies.

(c) Properties. The Issuer will cause to be done all things reasonably necessary to preserve and keep in good repair, working order and efficiency all of its material Properties including, without limitation, all equipment, machinery and facilities, and from time to time will make all the reasonably necessary repairs, renewals and replacements so that at all times the state and condition of its material Properties will be fully preserved and maintained, except to the extent that such failure would not have a Material Adverse Effect. The Issuer will promptly: (i) pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all rentals, royalties, expenses and indebtedness accruing under the rights of way, licenses, leases or other agreements affecting or pertaining to its material Properties, (ii) perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the rights of way, deeds, leases, sub leases, contracts and agreements affecting its interests in its material Properties, (iii) will do all other things necessary to keep unimpaired, except for Liens described in Section 5.02, its rights with respect to its material Properties. The Issuer will operate its material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements.

Section 4.4. Environmental Matters.

(a) Establishment of Procedures. The Issuer will establish and implement such procedures as may be reasonably necessary to continuously determine and assure that any failure of the following does not have a Material Adverse Effect: (i) all Property of the Issuer and the operations conducted thereon and other activities of the Issuer are in compliance with and do not violate the requirements of any Environmental Laws, (ii) no Hydrocarbons, hazardous substances or solid wastes are disposed of or otherwise released on or to any Property owned by any such party except in compliance with Environmental Laws, (iii) no hazardous substance will be released on or to any such Property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA, and (iv) no oil, oil and gas exploration and production wastes or hazardous substance is released on or to any such Property so as to pose an imminent and substantial endangerment to public health or welfare or the environment.

(b) Notice of Action. The Issuer will promptly notify the Holder in writing of any threatened action, investigation or inquiry by any Governmental Authority of which the Issuer has knowledge in connection with any Environmental Laws, excluding routine testing and corrective action which might result in the Issuer or any Subsidiary being liable for the payment or performance of obligations in excess of Ten Thousand Dollars ($10,000) with respect to any such event or in excess of One Hundred Thousand Dollars ($100,000) in the aggregate with respect to all such events.

(c) Future Acquisitions. In the event environmental remediation costs in excess of Five Hundred Thousand Dollars ($500,000) are identified in respect of any acquisition of pipeline Properties or other material Properties, the Issuer will provide environmental audits and tests in form and scope as may be reasonably requested by the Holder (or as otherwise required to be obtained by the Holder by any Governmental Authority) in connection with such future acquisitions of pipeline Properties or other material Properties.

Section 4.5. Further Assurances. The Issuer will cure promptly any defects in the creation and issuance of this Note. The Issuer at its expense will promptly execute and deliver to the Holder upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Issuer in this Note, or to correct any omissions in this Note, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith.

Section 4.6. Performance of Obligations. The Issuer will pay this Note according to the reading, tenor and effect thereof and will perform every act and discharge all of the obligations to be performed and discharged by it under this Note, at the time or times and in the manner specified.

Section 4.7. Title Curative. The Issuer shall cure, or cause to be cured, any title defects or exceptions which are not Excepted Liens.

Section 4.8. Corporate Identity. The Issuer shall (i) observe, and cause the General Partner to observe, all requirements, procedures and formalities necessary or advisable in order that the Issuer shall for all purposes be considered a validly existing entity separate and distinct from the General Partner, (ii) not permit any commingling of the assets of the General Partner, the Holder, or the Holder Direct Subsidiaries with assets of the Issuer or any of its Subsidiaries which would prevent such assets of such persons from being readily distinguished from the assets of the Issuer and its Subsidiaries and (iii) take reasonable and customary actions to ensure that creditors of the General Partner, the Holder or the Holder Direct Subsidiaries are aware that each such Person is an entity separate and distinct from the Issuer and its Subsidiaries.

Section 4.9. ERISA Information and Compliance. The Issuer will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Holder (i) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (ii) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by a Responsible Officer specifying the nature thereof, what action the Issuer, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (iii) immediately upon receipt thereof, copies of any notice of the PBGCs intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan (other than a Multiemployer Plan), the Issuer will, and will cause each Subsidiary and ERISA Affiliate to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

Section 4.10. Restricted/Unrestricted Subsidiaries. Unless otherwise consented to by the Holder, the Issuer will: (i) maintain entity records and books of account separate from those of any other entity, including Unrestricted Entities, which is an Affiliate of such entity; and (ii) not commingle its funds or assets with those of any other entity, including Unrestricted Entities, which is an Affiliate of such entity. Further, the Issuer:

(a) will not guaranty any indebtedness pursuant to the Credit Agreement of any of the Unrestricted Entities;

(b) will not permit any Unrestricted Entity to hold any equity or other ownership interest in the Issuer; and

(c) will operate each Unrestricted Entity in such a manner as to make it apparent to all creditors of such Unrestricted Entity that such Unrestricted Entity is a legal entity separate and distinct from the Issuer and as such is solely responsible for its own debts.

Section 4.11. Material Agreements. The Issuer will enforce the obligations of Affiliates that are parties to the Material Agreements to the same extent as they would enforce similar obligations of unrelated third parties.

ARTICLE V

NEGATIVE COVENANTS

The Issuer covenants and agrees that, until payment in full of all amounts due and payable by the Issuer hereunder, without the prior written consent of the Holder:

Section 5.1. Debt. The Issuer will not incur, create, assume or permit to exist any Debt, except:

(a) The notes or other indebtedness pursuant to the Credit Agreement or any guaranty of or suretyship arrangement for such notes or other indebtedness or notes or other indebtedness due to the Holder, including the Guaranty Note;

(b) Debt of the Issuer disclosed in Schedule 5.1, and any renewals or extensions (but not increases) thereof;

(c) accounts payable (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business which, if greater than 90 days past the invoice or billing date, are being contested in good faith by appropriate proceedings if reserves adequate under GAAP shall have been established therefor;

(d) Debt of the Issuer under Hedging Agreements permitted under Section 5.7;

(e) Intercompany Debt in the ordinary course of business;

(f) Debt of the Issuer to the General Partner to enable the General Partner to pay general and administrative costs and expenses of the Issuer in scope approved by the Holder;

(g) Debt of the Issuer not otherwise described under subparagraphs (a) through (f) above not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate.

Section 5.2. Liens. The Issuer will not create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens in favor of the Administrative Agent for the benefit of the Lenders securing the payment of any indebtedness under the Credit Agreement;

(b) Liens in favor of the Holder securing any payments due under the Guaranty Agreement; or

(c) (i) Liens of the type described in clause (i) or (ii) of the definition of Excepted Liens on debt or equity interests in Atlas Pipeline Partners or APL General Partner, but only to the extent such Liens are inchoate and (ii) Excepted Liens on Property of the Issuer other than debt or equity interests in Atlas Pipeline Partners or APL General Partner.

Section 5.3. Investments, Loans and Advances. The Issuer will not make or permit to remain outstanding any loans or advances to or investments in any Person, except that the foregoing restriction shall not apply to:

(a) accounts receivable arising in the ordinary course of business;

(b) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof;

(c) commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s;

(d) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least One Hundred Million Dollars ($100,000,000.00) (as of the date of such Lender’s or bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively;

(e) deposits in money market funds investing exclusively in investments described in Section 5.3(c), or 5.3(d);

(f) loans and advances by the Issuer to General Partner to pay general and administrative expenses of the Issuer pursuant to the Limited Partnership Agreement;

(g) other loans or advances not otherwise described under subparagraphs (a) through (f) above not to exceed in the aggregate Fifty Thousand Dollars ($50,000);

(h) general partner contributions of APL General Partner to Atlas Pipeline Partners required by Atlas Pipeline Partners’s limited partnership agreement; or

(i) investments disclosed on Schedule 3.13.

Section 5.4. Dividends, Distributions and Redemptions. The Issuer will not declare or pay any dividend, distribution or other payment on, nor purchase, redeem or otherwise acquire for value, any equity interests of the Issuer now or hereafter outstanding, return any capital to the holder of any equity interests of the Issuer or make any distribution of its assets to the holder of any equity interests of the Issuer. Notwithstanding the foregoing, so long as no Default has occurred and is continuing or would occur as a result thereof (i) the Issuer may make payment of the AHD Sub Subordinated Debt in an amount not greater than the amount of any distributions or return of capital received in cash by the Issuer in respect of the preferred units of Atlas Pipeline Partners held by the Issuer and (ii) AHD Sub may make a distribution on the AHD Sub Preferred Units to Atlas Pipeline Partners in an amount not greater than such payment on the AHD Sub Subordinated Debt permitted by the immediately preceding clause (i).

Section 5.5. Dispositions; Sales and Leasebacks. The Issuer will not Dispose of any limited or general partnership units or interests in Atlas Pipeline Partners or (except for Disposition in the ordinary course of business of immaterial assets) any other assets of the Issuer. The Issuer shall not Dispose of any interest in APL General Partner. The Issuer shall not enter into any arrangement, directly or indirectly, with any Person whereby the Issuer shall sell or transfer any of its Property, whether now owned or hereafter acquired, and whereby the Issuer shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property which the Issuer intends to use for substantially the same purpose or purposes as the Property sold or transferred. Notwithstanding the foregoing, so long as no Default has occurred which is continuing on the day of such sale, the Issuer may sell some or all common limited partnership units in Atlas Pipeline Partners at fair market value consisting entirely of cash, so long as 100%

of the proceeds of such sale (after deduction of the direct costs of such sale) are applied on the day of the receipt of the proceeds of such sale (a) to prepay the next principal installment due under Section 3.01(a) of the Credit Agreement that comes due on or after such day, and then (b) to the extent that the principal installment referred to in clause (a) has been paid in full, if Excess Cash as defined in the Credit Agreement exists on such day after giving effect to the receipt of the proceeds of such sale, to prepay the loans outstanding under the Credit Agreement pursuant to Section 3.01(b) of the Credit Agreement on such day, and then (c) the balance may be used for working capital purposes of Issuer.

Section 5.6. Nature of the Business. The Issuer will not allow any material change to be made in the character of its business as the owner of limited and/or general partner interests of Atlas Pipeline Partners.

Section 5.7. Hedging Agreements. The Issuer shall not enter into or in any manner be liable on any Hedging Agreement other than any Hedging Agreement that is in effect on the Closing Date.

Section 5.8. Limitation on Leases. The Issuer shall not create, incur, assume or permit to exist any obligation for the payment of rent or hire of Property of any kind whatsoever, real or personal, including capital leases, other than in respect of leases in effect as of the Closing Date.

Section 5.9. Mergers, Etc. The Issuer shall not merge into or with or consolidate with any other Person, or liquidate, sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property or assets (whether now owned or hereafter acquired) to or in favor of any other Person, except, so long as no Default exists or would result therefrom, (i) any Subsidiary may merge with (a) the Issuer, provided, that the Issuer shall be the continuing or surviving Person, or (b) any one or more other Subsidiaries, provided, that that if a wholly owned Subsidiary is merging with another Subsidiary, a wholly owned Subsidiary shall be the continuing or surviving Person, and (ii) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Issuer or to another Subsidiary.

Section 5.10. Proceeds. The Issuer will not permit the proceeds of this Note to be used for any purpose other than those permitted by Section 3.7. Neither the Issuer nor any Person acting on behalf of the Issuer has taken or will take any action which might cause this Note to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.

Section 5.11. ERISA Compliance. The Issuer shall not at any time engage in a transaction which could be subject to Section 4069 or 4212(c) of ERISA, or permit any Plan maintained by a Issuer to (i) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (ii) fail to comply with ERISA or any other applicable Laws; or (iii) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), which, with respect to each event listed above, could be reasonably expected to have a Material Adverse Effect.

Section 5.12. Sale or Discount of Receivables. None of the Issuer or any of its Subsidiaries shall discount or sell (with or without recourse) any of its notes receivables or accounts receivable.

Section 5.13. Environmental Matters. The Issuer shall not cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any remedial obligations under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations would have a Material Adverse Effect.

Section 5.14. Transactions with Affiliates. The Issuer shall not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Holder and the Holder Direct Subsidiaries) unless such transactions are otherwise permitted under this Agreement, are in the ordinary course of its business and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; provided, that for purposes of this Section the agreements on Schedule 3.21 and the issuance of the AHD Sub Preferred Units and equity interests disclosed on Schedule 3.13 shall be deemed to be arm’s length transactions.

Section 5.15. Subsidiaries. The Issuer shall not create any additional Subsidiaries (other than Unrestricted Entities). The Issuer shall not sell or issue any stock or ownership interest of a Subsidiary, exception in compliance with Section 5.5.

Section 5.16. Negative Pledge Agreements. The Issuer shall not create, incur, assume or permit to exist any contract, agreement or understanding (other than this Note, the Guaranty Note and the Credit Agreement and its related security instruments) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property or restricts it or any other Subsidiary from paying dividends to the Issuer, or which requires the consent of or notice to other Persons in connection therewith.

Section 5.17. Amendments to Material Agreements. The Issuer shall not permit any assignment, transfer or amendment to any Material Agreement or the Limited Partnership Agreement, if such assignment, transfer or amendment could reasonably be expected to have a Material Adverse Effect.

Section 5.18. Accounting Changes. The Issuer shall not and shall not permit any Subsidiary to make any significant change in accounting treatment or reporting practices except as required by GAAP, or change the fiscal year of the Issuer or any Subsidiary.

ARTICLE VI

EVENTS OF DEFAULT; REMEDIES

Section 6.1. Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) The Issuer defaults in the payment when due of any principal of or interest on this Note; or

(b) any representation, warranty or certification made or deemed made herein by the Issuer, or any certificate furnished to the Holder pursuant to the provisions hereof, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

(c) the Issuer shall default in the performance of any of its obligations under Article V or any other Article of this Agreement other than under Article IV; or the Issuer shall default in the performance of any of its obligations under Article IV and such default shall continue unremedied for a period of thirty (30) days following the occurrence thereof; or

(d) the Issuer or Atlas Pipeline Partners shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(e) the Issuer or Atlas Pipeline Partners shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, liquidation or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

(f) a proceeding or case shall be commenced, without the application or consent of the Issuer or Atlas Pipeline Partners, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Issuer or Atlas Pipeline Partners, as applicable, of all or any substantial part of its assets, or (iii) similar relief in respect of the Issuer or Atlas Pipeline Partners, as applicable, under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or (iv) an order for relief against the Issuer or Atlas Pipeline Partners, as applicable, shall be entered in an involuntary case under the Federal Bankruptcy Code; or

(g) a judgment or judgments for the payment of money in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate shall be rendered by a court against the Issuer or Atlas Pipeline Partners and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within the period of time prescribed by applicable rules of civil procedure in which to perfect an appeal thereof and the Issuer or Atlas Pipeline Partners, as applicable, shall not, within said period, or such longer period during which execution of the same shall have been stayed, or an appeal therefrom shall cause the execution thereof to be stayed during such appeal; or

(h) this Note after delivery hereof shall for any reason, except to the extent permitted by the terms hereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms, or the Issuer shall so state in writing; or

(i) a Change in Control with respect to the General Partner or the Issuer occurs; or

(j) termination of any Material Agreement or any material provision of any Material Agreement if such termination could reasonably be expected to have a Material Adverse Effect and such agreement or provision is not replaced (prior to such termination) in a manner that will prevent such Material Adverse Effect; or default by any Person in the performance or observance of any material term of any Material Agreement which is not cured within the applicable cure period specified in such Material Agreement, if such default could reasonably be expected to have a Material Adverse Effect; or

(k) the Issuer conceals any of its Property with the intent to hinder, delay or defraud the Holder with respect to their rights in Property of the Issuer; or

(l) a Material Adverse Effect occurs.

Section 6.2. Remedies.

(a) In the case of an Event of Default other than one referred to in clauses (d), (e) or (f) of Section 6.1, the Holder, shall, by notice to the Issuer, declare the principal amount then outstanding of, and the accrued interest on, the Note to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Issuer.

(b) In the case of the occurrence of an Event of Default referred to in clauses (d), (e) or (f) of Section 6.1, the principal amount then outstanding of, and the accrued interest on, the Note shall become automatically immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Issuer.

ARTICLE VII

DEFINITIONS

Section 7.1. Definitions. The following terms shall have the meanings set forth below:

“Administrative Agent” shall mean the Administrative Agent as defined in the Credit Agreement.

“AHD Sub” shall mean Atlas Pipeline Holdings II, LLC, a Delaware limited liability company.

“AHD Sub Subordinated Debt” shall mean the unsecured subordinated Debt of the Issuer owing to AHD Sub in respect of borrowed money in the amount of $15,000,000 evidenced by the note of even date herewith.

“AHD Sub Preferred Units” shall mean preferred limited liability units of AHD Sub issued to Atlas Pipeline Partners on or prior to the effective date of the First Amendment in a face amount of $15,000,000.

“Affiliate” of any Person shall mean (i) any Person directly or indirectly controlled by, controlling or under common control with such first Person, (ii) any director or officer of such first Person or of any Person referred to in clause (i) above and (iii) if any Person in clause (i) above is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. For purposes of this definition, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to “control” (including, with its correlative meanings, “controlled by” and “under common control with”) such corporation or other Person.

“APL General Partner” shall mean Atlas Pipeline Partners GP, LLC, a Delaware limited liability company.

“Applicable Rate” shall have the meaning set forth in Section 1.1.

“Applicable Usury Laws” shall have the meaning set forth in Section 8.14.

“Atlas Pipeline Partners” shall mean Atlas Pipeline Partners, L.P., a Delaware limited partnership.

“Business Day” shall mean any day other than a day on which commercial banks are authorized or required to close in Texas, North Carolina or New York.

“Change in Control” shall mean (i) except as permitted by clauses (iii)(c) and (iii)(d) hereof, any person or group of persons (within the meaning of Subsections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have, at any time subsequent to the date hereof, beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 25% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) (provided however, that the beneficial ownership by the Holder or any Subsidiary thereof of 25% or more of the limited partnership interests of the Issuer or of the equity securities of General Partner shall not constitute a Change in Control); (ii) within a period of twelve (12) consecutive calendar months, individuals who were managing board members of the General Partner on the first day of such period shall cease to constitute a majority of the managing board members of the General Partner, or (iii) the occurrence of any of the following:

(a) the sale, transfer, lease, conveyance or other disposition (other than by way of a permitted merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Wholly Owned Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended);

(b) the adoption of a plan relating to the liquidation or dissolution of the Issuer or the General Partner unless, in the case of the General Partner, the General Partner is replaced by an affiliate of the Holder acceptable to the Holder in its reasonable discretion, such acceptance not to be unreasonably withheld;

(c) the General Partner ceases to own, directly or indirectly, at least 51% of the general partner interests of the Issuer, or the General Partner ceases to serve as the only general partner of the Issuer unless the General Partner is replaced by an affiliate of the Holder acceptable to the Holder in its reasonable discretion, such acceptance not to be unreasonably withheld; or

(d) the Holder and/or one or more of its directly or indirectly wholly-owned subsidiaries ceases to own at least 51% of the membership units of the General Partner.

“Closing Date” means June 1, 2009.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor statute.

“Credit Agreement” shall mean that certain Revolving Credit Agreement dated as of July 26, 2006, by and among the Issuer, Atlas Pipeline Partners GP, LLC, a Delaware limited liability company, as a guarantor, the financial institutions party thereto from time to time as lenders, and Wachovia Bank, National Association, in its capacity as the issuer of certain letters of credit and as the Administrative Agent for the lenders thereunder, and amended by that certain First Amendment to the Revolving Credit Agreement dated of even date herewith (the “First Amendment”), together with the exhibits and schedules thereto, in each case in the form in which it exists as of the date hereof.

“Consolidated Subsidiaries” shall mean each Subsidiary of a Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP, provided, however, that, unless expressly specified otherwise, references to the Consolidated Subsidiaries of the Issuer shall not include the Unrestricted Entities.

“Debt” shall mean, for any Person the sum of the following (without duplication): (i) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments (including principal, interest, fees and charges); (ii) all obligations of such Person (whether contingent or otherwise) in respect of bankers’ acceptances, letters of credit, surety or other bonds and similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of Property or services (other than for borrowed money); (iv) all obligations under leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable (whether contingent or otherwise); (v) all obligations under operating leases which require such Person or its Affiliate to make payments over the term of such lease, including payments at termination, based on the purchase price or appraisal value of the Property subject to such lease plus a marginal interest rate, and used primarily as a financing vehicle for, or to monetize, such Property; (vi) all Debt (as described in the other clauses of this definition) and other obligations of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; (vii) all Debt (as described in the other clauses of this definition) and other obligations of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the debtor or obligations of others; (viii) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (ix) obligations to gather or transport Hydrocarbons in consideration of advance payments; (x) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person; (xi) any capital stock of such Person in which such Person has a mandatory obligation to redeem such stock; (xii) any Debt of a Subsidiary for which such Person is liable either by agreement or because of a Governmental Requirement; and (xiii) all obligations of such Person under Hedging Agreements.

“Default” shall mean an Event of Default or an event which with notice or lapse of applicable grace period or both would become an Event of Default.

“Disposition” or “Dispose” shall mean the sale, transfer or other disposition (including any sale-leaseback transaction) of any property by any Person, other than the settlement or resolution of a claim that is unrelated to the collateral securing the Indebtedness.

“Dollars” and $ shall mean lawful money of the United States of America.

“Environmental Laws” shall mean any and all Governmental Requirements pertaining to health or the environment in effect in any and all jurisdictions in which the Issuer or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Issuer or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection laws. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” or “threatened release” have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” or “disposed” have the meanings specified in RCRA; provided, however, that (i) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (ii) to the extent the laws of the state in which any Property of the Issuer or any Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste” or “disposal” which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

“ERISA Affiliate” shall mean each trade or business (whether or not incorporated) which together with the Issuer or any Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” shall mean (i) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder, (ii) the withdrawal of the Issuer, any Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings to terminate a Plan by the PBGC or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Event of Default” shall have the meaning assigned such term in Section 6.1.

“Excepted Liens” shall mean: (i) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained; (ii) Liens in connection with worker’s compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (iii) vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the gathering, transportation, operation and maintenance of any pipeline Properties or statutory landlord’s liens, each of which is in respect of obligations that have not been outstanding more than 90 days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (iv) encumbrances of third party surface owners and owners of other estates in lands (other than lands to which the Issuer has fee simple title) covered by pipeline right-of-ways, permits and easements; (v) encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of Property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any rights of way or other Property of the Issuer or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and defects, irregularities, zoning restrictions and deficiencies in title of any rights of way or other Property which in the aggregate do not materially impair the use of such rights of way or other Property for the purposes of which such rights of way and other Property are held by the Issuer or any Subsidiary or materially impair the value of such Property subject thereto; (vi) deposits of cash or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business; and (vii) Liens which do not materially interfere with the occupation, use, and enjoyment by the Issuer of the Properties in the ordinary course of business as presently conducted or materially impair the value thereof for the purposes thereof.

“Financial Statements” shall mean the financial statement or statements described or referred to in Section 3.2.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“General Partner” shall mean Atlas Pipeline Holdings GP, LLC, a Delaware limited liability company.

“Governmental Authority” shall include the country, the state, county, city and political subdivisions in which any Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them including monetary authorities which exercises valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, the Issuer or any of its Property or the Holder.

“Governmental Requirement” shall mean any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (whether or not having the force of law), including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guaranty Agreement” shall mean that Guaranty, Subordination and Cash Collateral Agreement, dated June 1, 2009, by Holder in favor of the Administrative Agent.

“Guaranty Note” shall mean the promissory note issued by the Issuer to the Holder on the date hereof in consideration of the Holder entering into the Guaranty Agreement.

“Hedging Agreements” shall mean any commodity, interest rate or currency swap, cap, floor, collar, forward agreement or other exchange or protection agreements or any option with respect to any such transaction.

“Highest Lawful Rate” shall mean, as of a particular date, the highest non-usurious rate of interest, if any, permitted from day to day by applicable law.

“Holder” has the meaning set forth in the preamble.

“Holder Direct Subsidiaries” shall mean AIC, LLC., a Delaware limited liability company; ATLAS NOBLE, LLC, a Delaware limited liability company; ATLAS RESOURCES, LLC, a Pennsylvania limited liability company; ATLAS AMERICA MIDCONTINENT, INC., a Delaware corporation; VIKING RESOURCES, LLC, a Pennsylvania limited liability company; AED INVESTMENTS, INC., a Delaware corporation; RESOURCE ENERGY, LLC, a Delaware limited liability company; and the General Partner.

“Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indemnified Parties” shall have the meaning set forth in Section 8.3(a)(i).

“Intercompany Debt” shall mean funded Debt that is owed by an Obligor to the Issuer or to any other Obligor, or by the Issuer or any other Obligor to another Obligor.

“Interest Payment Date” shall have the meaning set forth in Section 1.1(b).

“Lenders” shall mean the Lenders as defined in the Credit Agreement.

“Lien” shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purposes of this Note, the Issuer shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Limited Partnership Agreement” shall mean that certain Amended and Restated Agreement of Limited Partnership of the Issuer, dated as of July 26, 2006, as such agreement may be amended, extended, revised or replaced from time to time.

“Margin Regulations” shall mean Regulations U, T, and X of the Board of Governors of the Federal Reserve System of the United States.

“Material Adverse Effect” shall mean any material and adverse effect on (i) the assets, liabilities, financial condition, business, operations or affairs of the Issuer and its Consolidated Subsidiaries, or Atlas Pipeline Partners and its Consolidated Subsidiaries, in each case taken as a whole, or (ii) the ability of the Issuer and its Consolidated Subsidiaries, or Atlas Pipeline Partners and its Consolidated Subsidiaries, in each case taken as a whole, to carry out their business as at the Closing Date, or (iii) the ability of the Issuer to meet its obligations under this Note on a timely basis, or (iv) the Holder’s ability to enforce its rights and remedies under this Note, at law or in equity.

“Material Agreements” shall have the meaning assigned to such term in Section 3.21.

“Maturity Date” shall mean one Business Day following the Termination Date, as defined in the Credit Agreement.

“Moody’s” shall mean Moody’s Investor Service, Inc. and any successor thereto.

“Multiemployer Plan” shall mean a Plan defined as such in Section 3(37) or 4001(a)(3) of ERISA.

“Note” shall mean this Note, as amended, supplemented, extended, restated, renewed, replaced, refinanced or otherwise modified, in each case from time to time and whether in whole or in part.

“Obligor” shall mean Atlas Pipeline Partners and each additional Person party to a guaranty agreement agreeing to guaranty indebtedness under the Credit Agreement, other than the Holder.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Plan” shall mean any employee pension benefit plan, as defined in Section 3(2) of ERISA, which (i) is currently or hereafter sponsored, maintained or contributed to by the Issuer, any Subsidiary or an ERISA Affiliate or (ii) was at any time during the preceding six calendar years sponsored, maintained or contributed to, by the Issuer, any Subsidiary or an ERISA Affiliate.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, moveable or immoveable, tangible or intangible.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Responsible Officer” shall mean, as to any Person, the Chief Executive Officer, the President or any Vice President of such Person and, with respect to financial matters, the term “Responsible Officer” shall include the Chief Financial Officer of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the General Partner.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” shall mean the U.S. Securities and Exchange Commission or any successor Governmental Authority.

“Special Entity” shall mean, with respect to a Person, any joint venture, limited liability company or partnership, general or limited partnership or any other type of partnership or company other than a corporation in which such Person or one or more of its other Subsidiaries is a member, owner, partner or joint venturer and owns, directly or indirectly, at least a majority of the equity of such entity or controls such entity, but excluding any tax partnerships that are not classified as partnerships under state law. For purposes of this definition, any Person which owns directly or indirectly an equity investment in another Person which allows the first Person to manage or elect managers who manage the normal activities of such second Person will be deemed to “control” such second Person (e.g. a sole general partner controls a limited partnership). Unless otherwise specified herein, references to “Special Entity” shall mean a Special Entity of the Issuer.

“Subsidiary” shall mean, with respect to a Person (i) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries and (ii) any Special Entity. Unless otherwise specified herein, references to “Subsidiaries” shall mean Subsidiaries of the Issuer. References to Subsidiaries of the Issuer shall include the Unrestricted Entities.

“Taxes” shall have the meaning assigned such term in Section 2.1.

“Unrestricted Entities” shall mean Atlas Pipeline Partners and its Subsidiaries and any other Subsidiaries of the Issuer designated as Unrestricted Entities by the Issuer and approved by the Holder.

“Wholly Owned Subsidiary” shall mean a Subsidiary for which all of the outstanding shares of stock or other equity of such entity is owned directly or indirectly by the Issuer.

ARTICLE VIII

MISCELLANEOUS

Section 8.1. Waiver. No failure on the part of the Holder to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Section 8.2. Notices. All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Note) shall be given or made by telex, telecopy, courier or U.S. Mail or in writing and telexed, telecopied, mailed or delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Note, all such communications shall be deemed to have been duly given when transmitted, if transmitted before 1:00 p.m. local time on a Business Day (otherwise on the next succeeding Business Day) by telex or telecopier and evidence or confirmation of receipt is obtained, or personally delivered or, in the case of a mailed notice, three (3) Business Days after the date deposited in the mails, postage prepaid, in each case given or addressed as aforesaid.

Section 8.3. Indemnities, Etc.

(a) The Issuer agrees

(i)	To indemnify the Holder and its affiliates and each of their officers, directors, employees, representatives, agents, attorneys, accountants and experts (“Indemnified Parties”) from, hold each of them harmless against and promptly upon demand pay or reimburse each of them for, the indemnity matters which may be incurred by or asserted against or involve any of them (whether or not any of them is designated a party thereto) as a result of, arising out of or in any way related to (i) any actual or proposed use by the Issuer of the proceeds of this Note, (ii) the execution, delivery and performance of this Note, (iii) the operations of the business of the Issuer and its Subsidiaries, (iv) the failure of the Issuer or any Subsidiary to comply with the terms of this Note, or with any governmental requirement, (v) any inaccuracy of any representation or any breach of any warranty of the Issuer set forth in this Note, or (vi) any other aspect of this Note, including, without limitation, the reasonable fees and disbursements of counsel and all other expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any investigations, litigation or inquiries) or claim and INCLUDING ALL INDEMNITY MATTERS ARISING BY REASON OF THE ORDINARY NEGLIGENCE OF ANY INDEMNIFIED PARTY, but excluding all indemnity matters arising solely by reason of the gross negligence or willful misconduct on the part of the Indemnified Party; and

(ii)	To indemnify and hold harmless from time to time the Indemnified Parties from and against any and all losses, claims, cost recovery actions, administrative orders or proceedings, damages and liabilities to which any such Person may become subject (i) under any Environmental Law applicable to the Issuer or any Subsidiary or any of their Properties, including without limitation, the treatment or disposal of hazardous substances on any of their Properties, (ii) as a result of the breach or non-compliance by Issuer or any Subsidiary with any Environmental Law applicable to the Issuer or any Subsidiary, (iii) due to past ownership by the Issuer or any Subsidiary of any of their Properties or past activity on any of their Properties which, though lawful and fully permissible at the time, could result in present liability, (iv) the presence, use, release, storage, treatment or disposal of hazardous substances on or at any of the Properties owned or operated by the Issuer or any Subsidiary, or (v) any other environmental, health or safety condition in connection with this Note.

(b) No Indemnified Party may settle any claim to be indemnified without the consent of the indemnitor, such consent not to be unreasonably withheld; provided, that the indemnitor may not reasonably withhold consent to any settlement that an Indemnified Party proposes, if the indemnitor does not have the financial ability to pay all its obligations outstanding and asserted against the indemnitor at that time, including the maximum potential claims against the Indemnified Party to be indemnified pursuant to this Section 8.3.

(c) In the case of any indemnification hereunder, the Holder shall give notice to the Issuer of any such claim or demand being made against the Indemnified Party and the Issuer shall have the non-exclusive right to join in the defense against any such claim or demand provided that if the Issuer provides a defense, the Indemnified Party shall bear its own cost of defense unless there is a conflict between the Issuer and such Indemnified Party.

(d) The foregoing indemnities shall extend to the Indemnified Parties notwithstanding the sole or concurrent negligence of every kind or character whatsoever, whether active or passive, whether an affirmative act or an omission, including without limitation, all types of negligent conduct identified in the Restatement (Second) of Torts of one or more of the Indemnified Parties or by reason of strict liability imposed without fault on any one or more of the Indemnified Parties. To the extent that an Indemnified Party is found to have committed an act of gross negligence or willful misconduct, this contractual obligation of indemnification shall continue but shall only extend to the portion of the claim that is deemed to have occurred by reason of events other than the gross negligence or willful misconduct of the Indemnified Party.

(e) The Issuer’s obligations under this Section 8.3 shall survive any termination of this Note and the payment amounts due hereunder and shall continue thereafter in full force and effect.

(f) The Issuer shall pay any amounts due under this Section 8.3 within thirty (30) days of the receipt by the Issuer of notice of the amount due.

Section 8.4. Register. The Issuer shall maintain a register for the recordation of the names and addresses of the Holder and any assignee or transferee thereof, and the principal amount of the Note owing to such Holder or, if applicable, any such assignee or transferee pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Issuer may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Holder hereunder for all purposes of this Note, notwithstanding notice to the contrary.

Section 8.5 Amendments. The provisions of this Note may be amended, modified or waived if both parties shall consent to such amendment, modification or waiver in writing; provided, however, that no such waiver shall extend to or affect any covenant set forth herein except to the extent so expressly waived and, until such waiver shall become effective, the obligations of the Issuer in respect of any such covenant shall remain in full force and effect.

Section 8.6. Successors and Assigns. This Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 8.7. Assignment. This Note and the rights, duties and obligations hereunder may not be assigned or delegated by the Issuer without the prior written consent of the Holder.

Section 8.8. Invalidity. In the event that any one or more of the provisions contained in this Note shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note.

Section 8.9. Counterparts. This Note may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Note by signing any such counterpart.

Section 8.10. References, Use of the Word “Including”. The words “herein,” “hereof,” “hereunder” and other words of similar import when used in this Note refer to this Note as a whole, and not to any particular article, section or subsection. Any reference herein to a Section or Article shall be deemed to refer to the applicable Section or Article of this Note unless otherwise stated herein. Any reference herein to an exhibit, schedule, or other attachment shall be deemed to refer to the applicable exhibit, schedule, or other attachment attached hereto unless otherwise stated herein. The words “including,” “includes” and words of similar import mean “including, without limitation.”

Section 8.11. Survival. The obligations of the parties under Article II and Section 8.03 shall survive the repayment of the Note. To the extent that any payments on the Note subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the amount of the Note so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Holder’s rights, powers and remedies under this Note shall continue in full force and effect.

Section 8.12. Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Note.

Section 8.13. NO ORAL AGREEMENTS. This Note embodies the entire agreement and understanding between the parties and supersedes all other agreements and understandings between such parties relating to the subject matter hereof and thereof. This Note represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 8.14. GOVERNING LAW, SUBMISSION TO JURISDICTION.

(a) This Note shall be governed by, and construed in accordance with, the Law of the State of New York (without giving effect to its conflicts of law rules other than Section 5-1401 of the New York General Obligation Law).

(b) Any legal action or proceeding with respect to this Note shall be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Note, the Issuer hereby accepts for itself and (to the extent permitted by Law) in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Issuer hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. This submission to jurisdiction is non-exclusive and does not preclude the Holder from obtaining jurisdiction over the Issuer in any court otherwise having jurisdiction.

(c) The Issuer hereby designates CT Corporation System located at 111 Eighth Avenue, 13th Floor, New York, New York, 10011, or other agent acceptable to the Holder, as the designee, appointee and agent of the Issuer to receive, for and on behalf of the Issuer, service of process in such respective jurisdictions in any legal action or proceeding with respect to this Note. It is understood that a copy of such process served on such agent will be promptly forwarded by overnight courier to the Issuer at its address set forth under its signature below, but the failure of the Issuer to receive such copy shall not affect in any way the service of such process. The Issuer further irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Issuer at its said address, such service to become effective thirty (30) days after such mailing.

(d) Nothing herein shall affect the right of the Holder to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Issuer in any other jurisdiction.

(e) The Issuer and the Holder hereby (i) irrevocably and unconditionally waive, to the fullest extent permitted by law, trial by jury in any legal action or proceeding relating to this Note and for any counterclaim therein; (ii) irrevocably waive, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages; (iii) certify that no party hereto or counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers, and (iv) acknowledge that it has been induced to enter into this Note and the transactions contemplated hereby and thereby by, among other things, the mutual waivers and certifications contained in this Section 8.13.

Section 8.15. Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws regarding the use, forbearance or detention of the indebtedness evidenced by this Note, whether such laws are now or hereafter in effect, including the laws of the United States of America or any other jurisdiction whose laws are applicable, and including any subsequent revisions to or judicial interpretations of those laws, in each case to the extent they are applicable to this Note (the “Applicable Usury Laws”). Accordingly, if any acceleration of the maturity of the Note or any payment by the Issuer or any other Person produces a rate in excess of the Highest Lawful Rate or otherwise results in the Issuer or such other Person being deemed to have paid any interest in excess of the Maximum Amount, as hereinafter defined, or if the Holder shall for any reason receive any unearned interest in violation of any Applicable

Usury Laws, or if any transaction contemplated hereby would otherwise be usurious under any Applicable Usury Laws, then, in that event, regardless of any provision contained in this Note or other agreement or instrument executed or delivered in connection herewith, the provisions of this Section 8.15 shall govern and control, and neither the Issuer nor any other Person shall be obligated to pay, or apply in any manner to, any amount that would be excessive interest. The Holder shall not ever be deemed to have contracted for or be entitled to receive, collect, charge, reserve or apply as interest on this Note (whether termed interest therein or deemed to be interest by judicial determination or operation of law), any amount in excess of the Highest Lawful Rate, and, in the event that the Holder ever receives, collects, or applies as interest any such excess, such amount which would be excessive interest shall be applied as a partial prepayment of principal and treated hereunder as such, and, if the principal amount of this Note is paid in full, any remaining excess shall forthwith be paid to the Issuer. In determining whether or not the interest contracted for, received, collected, charged reserved, paid or payable, including under any specific contingency, exceeds the Highest Lawful Rate, the Issuer and the Holder shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest, (ii) exclude voluntary pre-payments and the effect thereof, and (iii) amortize and spread the total amount of interest throughout the entire stated term of the Note so that the interest rate is uniform throughout such term; provided that if the Note is paid in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence thereof exceeds the Highest Lawful Rate, if any, then the Holder shall refund to the Issuer the amount of such excess, or credit the amount of such excess against the aggregate unpaid principal balance of this Note. As used herein, the term “Maximum Amount” means the maximum nonusurious amount of interest which may be lawfully contracted for, reserved, charged, collected or received by the Holder in connection with the indebtedness evidenced by this Agreement under all Applicable Usury Laws.

[The remainder of this page intentionally left blank. Signatures begin on the next page.]

IN WITNESS WHEREOF, the undersigned, with the intent of being legally bound hereby, have caused this Note to be executed as of this 1st day of June, 2009.

ATLAS PIPELINE HOLDINGS, L.P., a Delaware limited partnership

By:	Atlas Pipeline Holdings GP, LLC,
its general partner

By:
Eugene N. Dubay
Chief Executive Officer and President

Address for Notices: Atlas Pipeline Holdings, L.P. 311 Rouser Road Moon Township, PA 15108 Attention: Lisa Washington Telecopier No.: 412-262-2820 Telephone No.: 412-262-2830

HOLDER:

ATLAS AMERICA, INC., a Delaware corporation

By:
Matthew A. Jones
Chief Financial Officer

Address for Notices: Atlas America, Inc. 1550 Coraopolis Heights Road Moon Township, PA 15108 Attention: Lisa Washington Telecopier No.: 412-262-2820 Telephone No.: 412-262-2830